Exhibit 99.1

For Immediate Release Contact: Erik Randerson, CFA ValueClick, Inc. 1.818.575.4540

ValueClick, Inc. Signs Definitive Agreement to Sell Owned & Operated Websites Segment

Westlake Village, CA, & New York, NY, December 9, 2013 - ValueClick, Inc. (NASDAQ:VLCK) today announced that it has agreed to sell 100 percent of its Owned and Operated Websites (O&O) segment to IAC (NASDAQ: IACI). The all-cash transaction is expected to close in January 2014, subject to customary closing conditions.

ValueClick’s O&O segment comprises a broad range of content and e-commerce websites including Investopedia and PriceRunner. Upon closing, the brands will join IAC's Search & Applications reporting segment, joining Ask.com, About.com and Dictionary.com, among others. Steve Neufer will continue to lead the business from their headquarters in Monrovia, CA.

On November 5, 2013, ValueClick announced its intention to divest the O&O segment to focus entirely on its core Media and Affiliate Marketing segments. As a result, ValueClick reclassified the O&O segment’s current and historical results as discontinuing operations beginning with the quarter ended September 30, 2013.

Wells Fargo Securities, LLC is serving as ValueClick's financial advisor in connection with this transaction.

About ValueClick
ValueClick, Inc. (NASDAQ: VCLK) is one of the world's largest digital marketing companies. Through a unique combination of data, technology and services, ValueClick increases brand awareness and drives customer acquisition at scale for the world's largest advertisers, and maximizes advertising revenue for tens of thousands of online and mobile publishers. The Company is based in Westlake Village, California, and has offices in major advertising markets worldwide. For more information, please visit www.valueclick.com.

About IAC
IAC (NASDAQ: IACI) is a leading media and internet company comprised of more than 150 brands and products, including Ask.com, About.com, Match.com, HomeAdvisor and Vimeo. Focused in the areas of search, applications, online dating, local and media, IAC’s family of websites is one of the largest in the world, with more than a billion monthly visits across more than 100 countries. The Company is headquartered in New York City with offices in various locations throughout the U.S. and internationally. To view a full list of IAC’s companies, please visit our website at www.iac.com.

Contact

ValueClick	IAC Investor Relations	IAC Corporate Communications
Erik Randerson, CFA	Nick Stoumpas	Justine Sacco
(818) 575-4540	(212) 314-7400	(212) 314-7326

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